Exhibit 10.31.1

BUYOUT OPTION AGREEMENT

This BUYOUT OPTION AGREEMENT is entered into as of May 31, 2000 between Hematech, LLC, a Delaware limited liability company (“Hematech”) and Advanced Cell Technology, Inc., a Delaware corporation with an address at One Innovation Drive, Worcester, Massachusetts 01605 (“ACT”).

WITNESSETH:

WHEREAS, Hematech and ACT are parties to a Membership Interest Exchange and Asset Sale Agreement of even date herewith by and among Hematech, ACT, Cyagra of Kansas, LLC, Cyagra, LLC, and certain Class B Members of Cyagra, LLC (the “Exchange Agreement”) pursuant to which, among other things, ACT transferred a portion of its 17.50% Membership Interest in Hematech to such Class B Members of Cyagra, LLC in exchange for the Class B Members’ membership interests in Cyagra, LLC; and

WHEREAS, ACT continues to hold a 1.892% Membership Interest in Hematech; and

WHEREAS, Hematech desires to acquire an option to redeem all of ACT’s remaining Membership Interest and ACT is willing to grant such an option on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises of the parties contained herein, and other good and valuable consideration the receipt and sufficiency of which arc hereby acknowledged, the parties hereby agree as follows:

1.             Grant of Option.  For and in consideration of the sum of $10.00 and other good and valuable consideration, receipt of which is hereby acknowledged, ACT hereby grants to Hematech the exclusive option (the “Option”) for the period (“Option Period”) commencing on the date hereof and ending ten (10) years from the date of this Agreement to purchase all of ACT’s Membership Interests in Hematech.

2.             Exercise of Option.  This Option may be exercised only by written notice by Hematech or its assigns, either personally delivered or sent by certified mail or overnight delivery and addressed to ACT at the address stated above.  If Hematech exercises this Option, the redemption of ACT’S Membership Interest shall be on a date designated by Hematech in its notice to ACT, provided that Hematech shall give ACT at least ten (10) days prior notice of the closing date.

3.             Purchase Price.  If Hematech exercises this Option, the purchase price shall be the price per Membership Unit at which Hematech sells additional Membership Interests in an offering of at least $2,000,000 sold to institutional investors not directly involved in a business relationship with Hematech.  Hematech may only exercise this option at the time of the closing of such a financing.

4.             Transfer/Assignment.  Nothing contained herein shall impair the right of ACT (or any subsequent owner of such interests) to transfer its Membership Interest in Hematech, provided that such transfer is in accordance with the Limited Liability Company Agreement of Hematech and the transferee agrees in writing to be bound by the terms of this Agreement.

5.             Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns.

6.             Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the internal laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written above.

ADVANCED CELL TECHNOLOGY, INC.

By:	/s/ Michael D. West
Michael D. West, President

HEMATECH, LLC

By:	/s/ James M. Barton
James M. Barton, Chief Executive Officer